UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 29, 2017

CorEnergy Infrastructure Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-33292	20-3431375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Walnut, Suite 3350, Kansas City, MO	64106
(Address of Principal Executive Offices)	(Zip Code)

(816) 875-3705
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Definitive Material Agreement
The information set forth under Item 2.03 “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference. Capitalized terms used and not defined in this report have the meanings assigned to such terms in the Company’s previously filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
On December 29, 2017, CorEnergy Infrastructure Trust, Inc. (“CorEnergy” or the “Company”) closed on its previously announced purchase of the remaining 18.95 percent equity interest held by The Prudential Insurance Company of America and managed by Prudential Capital Group (“Prudential”), in Pinedale Corridor, LP (“Pinedale LP”) for approximately $32.8 million. Concurrently, Pinedale LP entered into the $41 million asset level term debt facility described below, which was utilized to pay off the balance due under the existing Pinedale, LP credit facility, as to which CorEnergy and Prudential served as Refinancing Lenders. CorEnergy’s pro-rata proceeds from the repayment of the credit facility, including accrued interest, totaled $31.7 million.
On December 29, 2017, Pinedale LP entered into a Second Amended and Restated Term Credit Agreement and Note Purchase Agreement (the “Amended Term Credit Facility”), with Prudential and a group of lenders affiliated with Prudential as the sole lenders and Prudential serving as administrative agent. Under the terms of the Amended Term Credit Facility, Pinedale LP was provided with a 5-year $41.0 million term loan facility bearing interest at a fixed rate of 6.5%, which matures on December 29, 2022. Principal payments of $294,000, plus accrued interest, are payable monthly. The Amended Term Credit Facility limits distributions by Pinedale LP to the Company, although such distributions are permitted to the extent required for the Company to maintain its REIT qualification so long as Pinedale LP's obligations under the credit facility have not been accelerated following an Event of Default (as defined in the Amended Term Credit Facility). The Company also has provided to Prudential a guarantee against certain inappropriate conduct by or on behalf of Pinedale LP or CorEnergy.
Outstanding balances under the facility are secured by the Pinedale liquids gathering system assets. The Amended Term Credit Facility contains, among other restrictions, specific financial covenants including the maintenance of certain financial coverage ratios and a minimum net worth requirement which, along with other provisions of the credit facility, limit cash dividends and loans by Pinedale LP to the Company.
The description of the Amended Term Credit Facility set forth in this Item 2.03 is qualified in its entirety by the full Amended Term Credit Facility, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

d)	Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Term Credit Agreement and Note Purchase Agreement, dated December 29, 2017, between Pinedale Corridor, LP and Prudential Insurance Company of America

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORENERGY INFRASTRUCTURE TRUST, INC.

Dated:	January 4, 2018	By:	/s/ Rebecca M. Sandring
Rebecca M. Sandring
Secretary